Exhibit 10.11


               WAIVER AND THIRD AMENDMENT TO THE CREDIT AGREEMENT


         This WAIVER AND THIRD AMENDMENT TO THE CREDIT AGREEMENT dated as of November 14, 2001 (this "Third Amendment") is among MEMBERWORKS INCORPORATED, a Delaware corporation (the "Company"), the lenders parties hereto (each a "Lender" and collectively the "Lenders") and BROWN BROTHERS HARRIMAN & CO., as agent for the Lenders (in such capacity, the "Agent").


         PRELIMINARY STATEMENTS AND WAIVER. The Company, the Lenders, and the Agent entered into a Credit Agreement dated as of September 15, 1999, which Credit Agreement was amended pursuant to that certain First Amendment to the Credit Agreement dated as of February 25, 2000 and that certain Second Amendment to the Credit Agreement dated as of March 13, 2001 (as so amended, the "Existing Credit Agreement").

         The Company has requested that the Agent and the Lenders consent to a waiver of an Event of Default by the Company pursuant to Section 8.1(c) of the Existing Credit Agreement due to the failure of compliance by the Company with the provisions contained in Section 7.12 of the Existing Credit Agreement (requiring a minimum Fixed Charge Coverage Ratio of 4.0 to 1) with respect to the Company's Fixed Charge Coverage Ratio of 2.18 to 1 as of September, 2001 (the "Fixed Charge Coverage Violation"). The Agent and the Lenders hereby consent to such waiver solely with respect to the Fixed Charge Coverage Violation, provided that the Company agrees to and accepts the terms and conditions presented in this Third Amendment. The Company has further requested that the Lenders and the Agent, and the Lenders and the Agent are willing to, amend the Existing Credit Agreement to reflect the revisions provided herein upon the terms and conditions presented herein.

         Accordingly, the Company, the Lenders and the Agent agree as follows:

         Section 1.1 Amendments to the Existing Credit Agreement. Effective as of the date hereof and subject to the satisfaction of the conditions precedent set forth in Section 1.2 hereof, the Existing Credit Agreement is hereby amended as follows:

                 (a) Section 2.1 of the Existing Credit Agreement is deleted in its entirety and replaced with the following:

                  2.1    Loans

                  1. Loans . Each Lender severally agrees, on the terms and subject to the conditions of this Agreement, from time to time during the period from the Closing Date to but not including the Final Maturity Date, to make Loans to the Company in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of its Commitment, provided, that
(i) to the extent any Letters of Credit have been issued by the Issuing Lender and remain outstanding, the Commitment of each Lender shall be reduced by such Lender's Commitment Percentage of the aggregate principal amount of such outstanding Letters of Credit, (ii) the sum of all outstanding Loans and Letters of Credit immediately after the making of each Loan shall not exceed the Total Commitment and (iii) at any time when the Company has not maintained a Fixed Charge Coverage Ratio of 4.0 to 1 for each of the two (2) consecutive immediately preceding fiscal quarters, the sum of all outstanding Loans and Letters of Credit shall not exceed the total amount of cash and Eligible Securities on deposit with the Agent. Within such limit, the Company may borrow, prepay, repay and reborrow pursuant to this Subsection 2.1.


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                 (b)  Subparagraph (a) of Section 2.5 of the Existing Credit
Agreement is deleted in its entirety and replaced with the following:

                  The Company shall repay to the Agent for the account of the Lenders the outstanding principal amount of each Lender's Loans on the Final Maturity Date. In addition, if at any time the aggregate outstanding principal amount of all Loans exceeds the Total Commitment or such other amounts set forth in Section 2.1 hereof, then the Company shall immediately pay to the Agent for the account of the Lenders the amount equal to such excess, together with accrued interest thereon.

                 (c) Section 2.8 of the Existing Credit Agreement is deleted in its entirety and replaced with the following:

            2.8 Extension of Final Maturity Date. So long as no Default exists, the Final Maturity Date shall automatically be extended for an additional 364 days from the then current Final Maturity Date unless the Company or any Lender provides written notice to the Agent no later than 30 days prior to such Final Maturity Date that it does not agree to such extension; provided however, the final Maturity Date shall not be so extended more than three (3) times.

                 (d) Section 7.12 of the Existing Credit Agreement is deleted in its entirety and replaced with the following:

                  Section 7.12 Fixed Charge Coverage Ratio. The Company will not permit its Fixed Charge Coverage Ratio to be, as of the end of any Test Period, less than the corresponding amount indicated below for such Test Period:


                                         Minimum Permitted Fixed
Ending Date of Test Period               Charge Coverage Ratio
------------------------------           -----------------------
12/31/01                                     2.0 to 1
3/31/02                                      2.2 to 1
6/30/02                                      2.8 to 1
All Test Periods after 6/30/02               4.0 to 1


         Section 1.2 Conditions of Effectiveness. This Third Amendment shall become effective when, and only when, the Agent and each of the Lenders shall have received a counterpart of this Third Amendment executed by the Company and the Agent shall have additionally received, in form and substance satisfactory to the Agent and the Lenders:

                 (a) All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the transactions contemplated by this Third Amendment as the Lenders and the Agent may reasonably request, all in form and substance satisfactory to the Agent and its counsel.


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         Section 1.3  Representations and Warranties of the Company. The Company
represents as follows:

                 (a) The representations and warranties contained in Section 5 of the Existing Credit Agreement are correct on and as of the date hereof as though made on and as of such date (or, if such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date);

                 (b) No Event of Default or Default has occurred and is continuing or would result from the signing of this Third Amendment or the transactions contemplated thereby;

                 (c) There has been no material adverse change in the financial condition, operations, Properties, business or business prospects of the Company and its Subsidiaries, if any, since June 30, 2001.

                 (d) The execution, delivery and performance by the Company of this Third Amendment have been duly authorized by all necessary corporate action and do not and will not (i) require any consent or approval of its shareholders;
(ii) violate any provisions of its articles of incorporation or by-laws; (iii) violate any provision of, or require any filing, registration, consent or approval under, any law, rule, regulation (including without limitation, Regulation U and X), order, writ, judgment, injunction, decree, determination or award presently in effect having applicability to and binding upon the Company or any Subsidiary; or (iv) result in a breach of or constitute a default or require any consent under any indenture or loan or credit agreement or any other material agreement, lease or instrument to which the Company or any Subsidiary is a party or by which it or its properties may be bound.

                 (e) This Third Amendment and the Existing Credit Agreement, as amended hereby, constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except to the extent that such enforcement may be limited by applicable bankruptcy, insolvency and other similar laws affecting creditors' rights generally and by general principles of equity.

                 (f) No information, exhibit or report furnished in writing by or on behalf of the Company or any officer or director of the Company to the Lenders or the Agent in connection with the negotiation of, or pursuant to the terms of, this Third Amendment contained when made any material misstatement of fact or omitted to state a material fact necessary to make the statements contained therein not misleading.

         Section 1.4   Reference to and Effect on the Credit Agreement.

                 (a) Upon the effectiveness of this Third Amendment, on and after the date hereof, each reference in the Credit Agreement to "this Credit Agreement", "this Agreement", "hereunder", "hereof", "herein" or words of like import shall mean and be a reference to the Existing Credit Agreement as amended hereby.


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                 (b)   Except as specifically amended and waived above, the
Existing Credit Agreement shall remain in full force and effect and is hereby ratified and confirmed.

                 (c) The execution, delivery and effectiveness of this Third Amendment shall not operate as a waiver of any right, power or remedy of the Lenders under the Existing Credit Agreement, nor constitute a waiver of any provision of the Existing Credit Agreement except with respect to the Fixed Charge Coverage Violation as provided in the Preliminary Statements and Waiver herein.

         Section 1.5 Costs, Expenses and Taxes. As consideration for the granting of this Third Amendment, the Company shall pay to the Agent, acting on behalf of the Lenders, an amendment fee of $5,000 to be charged to the Company's account at the Agent on the date of the Company's execution and delivery of this Third Amendment. In addition, the Company agrees to pay on demand all costs and expenses of the Lenders and the Agent in connection with the preparation, execution and delivery of this Third Amendment and the other instruments and documents to be delivered hereunder, including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Lenders with respect thereto and with respect to advising the Lenders as to its rights and responsibilities hereunder and thereunder. In addition, the Company shall pay any and all stamp and other taxes payable or determined to be payable in connection with the execution and delivery of this Third Amendment and the other instruments and documents to be delivered hereunder, and agrees to save the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes.

         Section 1.6 Execution in Counterparts. This Third Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

         Section 1.7 Governing Law. This Third Amendment shall be governed by, and construed in accordance with, the laws of the State of New York.

         Section 1.8 Defined Terms. Capitalized terms used herein which are not expressly defined herein shall have the meanings ascribed to them in the Existing Credit Agreement.



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         IN WITNESS WHEREOF, the parties hereto have caused this Third Amendment to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                         MEMBERWORKS INCORPORATED




                                         By:      /s/ James B. Duffy
                                         ---------------------------------------
                                         Name: James B. Duffy
                                         Title:  SVP and CFO


                                         BROWN BROTHERS HARRIMAN & CO., as Agent




                                          By:     /s/ John S. Neff
                                         ---------------------------------------
                                         Name:  John S. Neff
                                         Title:  Vice President


                                         BROWN BROTHERS HARRIMAN & CO., as
                                         Lender



                                         By:      /s/ John S. Neff
                                         ---------------------------------------
                                         Name: John S. Neff
                                         Title: Vice President



                                         LASALLE BANK NATIONAL ASSOCIATION, as
                                         Lender


                                         By: /s/ Aimee W. Daniels
                                         ---------------------------------------
                                         Name:   Aimee W. Daniels
                                         Title:  Sr. Vice President



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